                                   EXHIBIT 8

                     [Watkins Ludlam & Stennis Letterhead]




                                October 26, 1995


Board of Directors                       Board of Directors
First M&F Corp.                          Farmers and Merchants Bank
221 East Washington Street               101 City Square
Kosciusko, Mississippi  39090            Bruce, Mississippi  38915

Board of Directors
Merchants and Farmers Bank
221 East Washingon Street
Kosciusko, Mississippi  39090


         RE: THE FEDERAL INCOME TAX CONSEQUENCES OF CERTAIN MATTERS ARISING UNDER THE CORPORATE REORGANIZATION PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

Gentlemen:

         We have acted as counsel to First M&F Corp., a Mississippi corporation ("First M&F Corp."), in connection with the proposed merger (the "Bank Merger") of Farmers and Merchants Bank, a Mississippi banking corporation ("Target") with and into Merchants and Farmers Bank, a Mississippi banking corporation ("Sub"), pursuant to the terms of the Agreement and Plan of Reorganization dated as of September 1, 1995 (the "Merger Agreement") by and between First M&F Corp., Target and Sub. This opinion is being rendered pursuant to your request in satisfaction of the closing condition described in Article 8.1 d. of the Merger Agreement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

         In connection with this opinion, we have examined and are familiar with the originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed sufficient to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied not only on such documents but also on the representations and statements of the Parties to the proposed Bank Merger, which are stated in the Certificates dated October 26, 1995, attached hereto as Exhibits "A" and "B",

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First M&F
Merchants and Farmers Bank
October 26, 1995
Page 2


regarding certain matters addressed in this opinion, and the following factual information supplied by the Parties.

A.       DESCRIPTION OF PROPOSED BANK MERGER.

         The proposed Bank Merger will be structured in accordance with the Merger Agreement, the laws of the State of Mississippi, the statements and representations of the parties to the transactions as stated in the Certificates, and the following descriptions:

         (1) As of the Effective Date, Target will be merged with and into Sub (a wholly-owned subsidiary of First M & F Corp.) on the terms and subject to the conditions set forth in the Merger Agreement, some of which are further described below. Target will transfer and Sub will acquire substantially all of the assets and assume all of the liabilities of Target. (For purposes of this description, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Target held immediately prior to the Bank Merger.)

         (2) Sub will continue in existence as the surviving corporation. Target will cease to exist at the Effective Date of the Bank Merger.

         (3) Each share of Target common stock ("Target Common Stock") issued and outstanding immediately prior to the Effective Date of the Merger (except shares held by Target shareholders who dissent to the Bank Merger) will be exchangeable for and converted into forty-five
         (45) shares of First M&F Corp. common stock ("First M&F Corp. Common Stock").

         (4) If after application of the exchange ratio (described in (3) above) the exchange of the Target Common Stock for the First M&F Corp. Common Stock results in any shareholder of Target being entitled to receive a fractional share of First M&F Corp. Common Stock, then such shareholder will receive cash in lieu of such fractional share. Such cash amount shall be equal to the fair market value of the fractional share interest at the Effective Date, with the fair market value to be calculated by multiplying the fraction by $20.00 per share as provided for in the Merger Agreement.

         (5) Holders of Target Common Stock who vote against the proposed Bank Merger and otherwise perfect dissenters' rights under the Mississippi Business Corporation Law will have the right to receive the appraised value of their shares in cash. Under the Merger Agreement, First M&F Corp. has the right to not consummate the Bank Merger if at or before the Effective Date the number of shares of Target Common Stock as to which dissenters' rights have been perfected equals or exceeds ten percent (10%) of the outstanding shares of Target.

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First M&F
Merchants and Farmers Bank
October 26, 1995
Page 3


         (6) As a result of the Bank Merger, the shareholders of Target (with the exception of those shareholders exercising dissenters' rights) will become shareholders of First M&F Corp. There will be no cash or other property paid in connection with the Bank Merger (except for payments for fractional shares and dissenters' shares as noted above).

         (7) After the Bank Merger, First M&F Corp. and Sub will each continue their historical business in a substantially unchanged manner. There is no plan or intention to liquidate Sub or to merge it into another entity. First M&F Corp. intends to preserve Sub as a separate wholly owned subsidiary.

B.       OPINION.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant.

         Based upon and subject to the foregoing authorities, facts, and the representations of the parties to the Bank Merger transactions as stated in the Certificates, and based upon our review of such documents and consideration of such legal matters as we have deemed relevant and sufficient to enable us to render an informed opinion, we are of the opinion that for federal income tax purposes:

         1. Provided that the proposed merger of Target with and into Sub qualifies as a statutory merger under applicable Mississippi law, the Bank Merger will constitute a reorganization within the meaning of Code section 368(a)(1)(A) and section 368(a)(2)(D). First M&F Corp., Sub, and Target will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

         2. No gain or loss will be recognized by Target upon the Bank Merger. (Code sections 361(a) and 357(a)).

         3. No gain or loss will be recognized by First M&F Corp. or Sub on the receipt by Sub of the assets of Target in the Bank Merger in exchange for the First M&F Corp. Common Stock, cash paid in lieu of fractional shares and to dissenters, and the assumption by Sub of the liabilities of Target and the liabilities to which the transferred assets are subject (Rev. Rul. 57-278, 1957-1 C.B. 124).

         4. No gain or loss will be recognized by the shareholders of Target upon their receipt of First M&F Corp. Common Stock (including fractional share interests to which they may be entitled) solely in exchange for their Target Common Stock (Code section 354(a)(1)).

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First M&F
Merchants and Farmers Bank
October 26, 1995
Page 4


         5. The basis of the First M&F Corp. Common Stock to be received by the Target shareholders (including any fractional share interests to which they may be entitled) will be, in each instance, the same as the basis of the Target Common Stock surrendered in exchange therefor (Code section 358(a)(1)).

         6. The holding period of the First M&F Corp. Common Stock to be received by the Target shareholders (including any fractional share interests to which they may be entitled) will include, in each case, the period during which the Target Common Stock surrendered in exchange therefor was held, provided that the Target Common Stock is held as a capital asset in the hands of the Target shareholder on the Effective Date of the Bank Merger (Code section 1223(1)).

         7. The payment of cash to Target shareholders in lieu of fractional shares of First M&F Corp. Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the reorganization exchange and then redeemed by First M&F Corp.. The cash payments will be treated as having been received as distributions in full payment in exchange for such fractional share interests, subject to the provisions and limitations of section 302 of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc.
                 77-41, 1977-2 C.B. 574).

         8. Where a dissenting Target shareholder receives solely cash in exchange for his or her Target Common Stock, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of Code section 302.

         In rendering this opinion, we have not been requested nor have we undertaken to make independent investigations to verify the various facts and representations of the Parties in connection herewith. However, based upon our discussions with representatives of the Parties and our limited review of certain background material, we believe that it is reasonable for us to rely on such representations and statements.

         Except as set forth above, we express no opinion as to the tax consequences to any Party, whether federal, state, local or foreign, of the Bank Merger or of any transactions related to the Bank Merger or contemplated by the Merger Agreement. No other opinions are intended nor should they be inferred. An opinion of counsel has no binding effect upon the Service and no assurances can be given that the conclusions reached in any opinion will not be contested by the Service, or if contested, will be sustained by a court.

         This opinion is being furnished for the sole benefit of First M&F Corp., Sub, and Target, together with their respective shareholders, in connection with the Bank Merger and may not be used or

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First M&F
Merchants and Farmers Bank
October 26, 1995
Page 5


relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

                                        Very truly yours,

                                        /s/ WATKINS LUDLAM & STENNIS

                                        WATKINS LUDLAM & STENNIS

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               CERTIFICATE OF FIRST M & F CORP. AND MERCHANTS AND
                  FARMERS BANK RELATING TO SECTION 368 OPINION


         This Certificate has been requested by the law firm of Watkins Ludlam & Stennis in connection with the rendering of its opinion as to certain federal income tax consequences relating to the merger (the "Merger") of Farmers and Merchants Bank, Bruce, Mississippi ("F&M") with and into Merchants and Farmers Bank, Koscuisko, Mississippi ("Merchants and Farmers Bank")as such transaction is described in that certain Agreement and Plan of Reorganization between F & M, First M & F Corp. ("First M & F Corp."), and Merchants and Farmers Bank dated as of September 1, 1995 (the "Merger Agreement"). Watkins Ludlam & Stennis will rely on the representations stated hereinafter, as well as on other facts, assumptions, and representations described in its opinion letter dated October 26, 1995 (the "WL&S Tax Opinion") in opining on the federal income tax issues stated therein. Accordingly, this Certificate is an integral part of the WL&S Tax Opinion. Unless otherwise noted, all defined or capitalized terms used in this Certificate have the same meaning ascribed to such terms in the Merger Agreement or in the WL&S Tax Opinion.

         The following representations are being made in connection with the
Merger:

         1. Prior to the Merger, First M & F Corp. will be in control of Merchants and Farmers Bank within the meaning of section 368(c)(1) of the Code.

         2. Following the Merger, Merchants and Farmers Bank will not issue additional shares of its stock that would result in First M & F Corp. losing control of Merchants and Farmers Bank within the meaning of section 368(c)(1) of the Code.

         3. First M & F Corp. has no plan or intention to reacquire any of the First M & F Corp. Common Stock issued in the Merger.

         4. First M & F Corp. has no plan or intention to liquidate Merchants and Farmers Bank; to merge Merchants and Farmers Bank with and into another corporation; to sell or otherwise dispose of the stock of Merchants and Farmers Bank; or to cause Merchants and Farmers Bank to sell or otherwise dispose of any of the assets of F & M acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

         5. Following the Merger, Merchants and Farmers Bank will continue the historic business of F & M or use a significant portion of F & M's historic business assets in a business.

         6. First M & F Corp., Merchants and Farmers Bank, F & M, and the shareholders of F & M will pay their respective expenses, if any, incurred in connection with the Merger (subject to representation 9 below).





                                  EXHIBIT "A"

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         7.      There is no intercorporate indebtedness existing between First
                 M & F Corp. and F & M or between Merchants and Farmers Bank and F & M that was issued, acquired, or will be settled at a discount.

         8. Neither First M & F Corp. nor Merchants and Farmers Bank is an investment company as defined in Code section
                 368(a)(2)(F)(iii) and (iv).

         9. Merchants and Farmers Bank will pay or assume only those expenses of F & M that are solely and directly related to the Merger in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

         10. No stock of Merchants and Farmers Bank will be issued in the Merger.

         11. The payment of cash in lieu of fractional shares of First M & F Corp. Common Stock, if any, is solely for the purpose of avoiding the expense and inconvenience to First M & F Corp. of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the F & M shareholders instead of issuing fractional shares of First M & F Corp. Common Stock, if any, will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the F & M shareholders in exchange for their shares of F & M Common Stock. The fractional share interests of each F & M shareholder, if any, will be aggregated, and no F & M shareholder, will receive cash in an amount equal to or greater than the value of one (1) full share of First M & F Corp. Common Stock.

         First M & F Corp. and Merchants and Farmers Bank hereby certify that the officer of the corporation executing this Certificate has knowledge of the pertinent information set forth herein and that he has examined the foregoing representations and, to the best of such officer's knowledge and belief, the representations made are true, complete and correct as of the date, October 26, 1995, of this Certificate, and he further certifies that he is duly authorized and empowered to execute and deliver this Certificate.


                                    FIRST M & F CORP.

                                    By: /s/ Hugh S. Potts, Jr.
                                        ------------------------------------
                                        Title: Chairman of the Board and CEO
                                               -----------------------------


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                    CERTIFICATE OF FARMERS & MERCHANTS BANK
                        RELATING TO SECTION 368 OPINION


         This Certificate has been requested by the law firm of Watkins Ludlam & Stennis in connection with the rendering of its opinion as to certain federal income tax consequences relating to the merger (the "Merger") of Farmers and Merchants Bank, Bruce, Mississippi ("F&M") with and into Merchants and Farmers Bank, Koscuisko, Mississippi ("Merchants and Farmers Bank")as such transaction is described in that certain Agreement and Plan of Reorganization between F & M, First M & F Corp. ("First M & F Corp."), and Merchants and Farmers Bank dated as of September 1, 1995 (the "Merger Agreement"). Watkins Ludlam & Stennis will rely on the representations stated hereinafter, as well as on other facts, assumptions, and representations described in its opinion letter dated October 26, 1995 (the "WL&S Tax Opinion") in opining on the federal income tax issues stated therein. Accordingly, this Certificate is an integral part of the WL&S Tax Opinion. Unless otherwise noted, all defined or capitalized terms used in this Certificate have the same meaning ascribed to such terms in the Merger Agreement or in the WL&S Tax Opinion.

         The following representations are being made in connection with the
Merger:

         1. The ratio for the exchange of shares of F & M Common Stock for First M & F Corp. Common Stock was determined through arm's length bargaining. Accordingly, the fair market value of the First M & F Corp. Common Stock to be received in the Merger exchange by each F & M shareholder will be approximately equal to the fair market value of the F & M Common Stock surrendered in the exchange.

         2. To the best of the knowledge of management of F & M, there is no plan or intention on the part of any of the shareholders of the F & M shareholders who own one percent (1%) or more of the F & M Common Stock, and to the best of the knowledge of management of F & M, there is no plan or intention on the part of the remaining F & M shareholders, to sell, exchange, or otherwise dispose of a number of shares of First M & F Corp. Common Stock received in the Merger that would collectively reduce the F & M shareholders' ownership of First M & F Corp. Common Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of F & M as of the same date. For purposes of this representation, shares of F & M Common Stock exchanged for cash in lieu of fractional shares of First M & F Corp. Common Stock, exchanged for cash or other property, or surrendered by dissenters will be treated as outstanding shares of F & M Common Stock on the date of the Merger. In addition, the management of F & M is not aware of any transfers of F & M Common Stock by any holders thereof prior to the Effective Date of the Merger which were made in contemplation of the Merger.

         3. F & M will transfer and Merchants and Farmers Bank will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by F & M immediately prior to the Merger. For purposes of this representation, amounts paid by F&M to dissenters, assets used by F & M to pay its reorganization expenses, amounts paid by F & M to shareholders who receive cash or other property in connection with the Merger, and all redemptions and distributions





                                  EXHIBIT "B"

                 (except for regular, normal dividends) made by F & M immediately preceding the Merger, are included as assets of F & M held immediately prior to the Merger.

         4. The liabilities of F & M assumed by Merchants and Farmers Bank and the liabilities, if any, to which the transferred assets of F & M are subject, were incurred by F & M in the ordinary course of its business.

         5. F & M and the shareholders of F & M will pay their respective expenses, if any, incurred in connection with the Merger (subject to representation 13 below).

         6. There is no intercorporate indebtedness existing between First M & F Corp. and F & M or between Merchants and Farmers Bank and F & M that was issued, acquired, or will be settled at a discount.

         7. F & M is not an investment company as defined in Code section 368(a)(2)(F)(iii) and (iv).

         8. F & M is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

         9. The fair market value of the assets of F & M transferred to Merchants and Farmers Bank will equal or exceed the sum of the liabilities assumed by Merchants and Farmers Bank, plus the amount of the liabilities, if any, to which the transferred assets are subject.

         10. No stock of Merchants and Farmers Bank will be issued in the Merger.

         11. The payment of cash in lieu of fractional shares of First M & F Corp. Common Stock, if any, is solely for the purpose of avoiding the expense and inconvenience to First M & F Corp. of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the F & M shareholders instead of issuing fractional shares of First M & F Corp. Common Stock, if any, will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the F & M shareholders in exchange for their shares of F & M Common Stock. The fractional share interests of each F & M shareholder, if any, will be aggregated, and no F & M shareholder will receive cash in an amount equal to or greater than the value of one (1) full share of First M & F Corp. Common Stock.

         12. None of the compensation received by any shareholder-employee of F & M pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his shares of F & M Common Stock; none of the shares of First M & F Corp. Common Stock received by any shareholder-employee of F & M pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of M & F pursuant to any employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         13. Merchants and Farmers Bank will pay or assume only those expenses of F&M that are solely and directly related to the Merger in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

         F & M hereby certifies that the officer of the corporation executing this Certificate has knowledge of the pertinent information set forth herein and that he has examined the foregoing representations and, to the best of such officer's knowledge and belief, the representations made are true, complete and correct as of the date, October 26, 1995, of this Certificate, and he further certifies that he is duly authorized and empowered to execute and deliver this Certificate.


                                        FARMERS AND MERCHANTS BANK, BRUCE, MS


                                        By: /s/ Jon A. Crocker
                                            -----------------------------------
                                            Title: Chairman/CEO
                                                   ----------------------------